Exhibit 10.34

July 3, 2024

Karen Ryan
Director, Janel Corporation and Chair of Compensation Committee
Senior Advisor, Janel Life Sciences

Duties
As a member of the Board of Directors:
•	Attendance at eight (8) board meetings per year, including four (4) in-person quarterly meetings and four (4) telephonic monthly results meetings.

As a Senior Advisor:
•	Mentorship: Support the development of the Janel Life Sciences leadership team.

•	Strategic Guidance: Support Janel Life Sciences in setting strategic direction, marketing, new product development and other general management topics.

•	Participate in monthly meetings with the leadership team and lead the yearly strategic prioritization meeting.

•	Assist with evaluation and integration (as requested) of M&A Targets.

Term
•	One-year term, renewing automatically for additional one-year terms, unless cancelled by either party within six (6) months of the renewal date.

Compensation
•
For service as a Director on the Board of Directors, you will receive Janel Corporation’s board fee of $40,000/year, paid monthly. For service as Chair of the Compensation Committee you will receive $10,000/year, paid monthly. You will be awarded 2,500 Stock options yearly.

•	For service as a Senior Advisor to Janel Life Sciences you will receive $50,000/year, paid monthly.

•	Reimbursement of travel and other expenses related to your service.

Janel Corporation     •     80 Eighth Avenue     •     New York, NY 10011      •     janelcorp.com

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

By:	/s/ Darren Seirer
Name: Darren Seirer
Title: Chairman, President and CEO

By:	/s/ Karen Ryan
Name: Karen Ryan
Title: Director and Chair of Compensation Committee
Senior Advisor, Janel Life Sciences

Janel Corporation     •     80 Eighth Avenue     •     New York, NY 10011      •     janelcorp.com